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                                                            EXHIBIT 11


                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                       (DOLLARS AND SHARES IN THOUSANDS,
                           EXCEPT-PER SHARE AMOUNTS)
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                                                            Year Ended December 31
                                              1993        1992        1991       1990       1989
                                        ----------------------------------------------------------
ASSUMING NO DILUTION:
                                        ----------------------------------------------------------
Net Earnings from continued operations     $ 342,461    $196,113    $ 72,545   $401,225   $357,593
Discontinued operations                            -           -           -          -    (98,000)
Preferred stock dividend                     (35,875)    (16,642)          -          -          -
Cumulative effect of accounting change      (129,594)     23,900           -          -          -
  Net earnings applicable to common        $ 176,992    $203,371    $ 72,545   $401,225   $259,593
   stock

Weighted average common stock                241,114     238,278     234,594    234,132    233,846
 outstanding


Net earnings (loss) per common share:
Continuing operations                      $    1.27    $    .75    $    .31   $   1.71   $   1.53
Discontinued operations                            -           -           -          -       (.42)
Cumulative effect of accounting change          (.54)        .10           -          -          -
  NET EARNINGS PER COMMON SHARE            $     .73    $    .85    $    .31   $   1.71   $   1.11

ASSUMING FULL DILUTION:
Net earnings from continuing operations    $ 342,461    $196,113    $ 72,545   $401,225   $357,593
Discontinued operations                            -           -           -          -    (98,000)
Cumulative effect of accounting change      (129,594)     23,900           -          -          -
  Net earnings                             $ 212,867    $220,013    $ 72,545   $401,225   $259,593

Fully diluted shares of common stock (a)     259,524     256,506     235,223    234,519    234,053


Net earnings (loss) per common share:
Continued operations                       $    1.32    $    .77    $    .31   $   1.71   $   1.53
Discontinued operations                            -           -           -          -       (.42)
Cumulative effect of accounting change           .50         .09           -          -          -
  NET EARNINGS PER COMMON SHARE            $     .82    $    .86    $    .31   $   1.71   $   1.11



(a) Weighted average common stock            241,114     238,278     234,594    234,132    233,846
 outstanding
     Common stock equivalents:
  Stock option & performance shares            1,743       1,561         629        387        207
  Convertible preferred stock                 16,667      16,667           -          -          -
   Total                                     259,524     256,506     235,223    234,519    234,053
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  Stock options above exclude those at exercise prices in excess of market value at year end.